Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100	For Further Information Contact:
Deerfield, IL 60015-2559	Cody Phipps President and Chief Executive Officer or Fareed Khan Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS REPORTS FIRST QUARTER 2012 EARNINGS

DEERFIELD, Ill., April 23, 2012 – United Stationers Inc. (NASDAQ: USTR) reported first quarter 2012 results.

First Quarter Financial Summary

•	Net sales were up 2.8% to $1.3 billion in the current year quarter.

•	Diluted earnings per share were $0.36 versus $0.44 in the prior-year quarter. Adjusted earnings per share in the first quarter of 2012 were $0.45(1), compared with $0.47(1) in the prior-year quarter.

•

Distribution network optimization and targeted cost reduction actions were taken in the quarter to improve operating effectiveness and efficiency. As a result, first quarter 2012 GAAP results included a pre-tax $6.2 million, or $0.09 per share, charge related to facility closures and severance costs. In addition, the prior-year quarter included a $0.03 per share non-deductible asset impairment charge related to an equity investment in a managed print services business.

•	First quarter gross margin was $180.9 million or 14.2% of sales, compared with $182.4 million or 14.7% of sales in the prior-year quarter.

•	Adjusted operating expenses were $143.1 million(1) or 11.3%(1) of sales, compared with $140.7 million(1) or 11.4%(1) of sales in the prior-year quarter.

•	Adjusted operating margin was $37.8 million(1) or 3.0%(1) of sales, versus $41.6 million(1) or 3.4%(1) of sales in the prior-year quarter.

•	Adjusted net income was $19.0 million(1), compared with $22.1 million(1) in the prior-year quarter.

•	Net cash provided by operating activities for the quarter totaled $27.9 million versus $41.0 million in the prior-year quarter.

•	1.1 million shares were repurchased at a cost of $33.6 million.

“First quarter results reflected strong momentum in our growth businesses,” said Cody Phipps, president and chief executive officer. “We are pleased with our progress in optimizing our distribution operations and organization. These efforts reduce costs, utilize our assets more effectively and allow us to better serve customers in the near term, while positioning the company for long-term growth.”

First Quarter Performance

Diluted earnings per share for the latest quarter were $0.36, compared with $0.44 in the prior-year period. Excluding the charges noted above, first quarter 2012 adjusted earnings per share were $0.45(1), compared with $0.47(1) in the prior-year period.

Sales for the first quarter of 2012 were $1.3 billion up 2.8% from the prior-year quarter. Strong growth was seen in the industrial supplies and janitorial/breakroom categories with sales up 21.3% and 11.9%, respectively. The office products category was up 2.0% and furniture growth was soft at 1.0%. These gains were partially offset by a 6.4% decline in the technology products category.

(1)	This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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Gross margin for the quarter was $180.9 million or 14.2% of sales, compared with $182.4 million or 14.7% of sales in the prior-year quarter. Gross margin declined due to a lower-margin mix, increased fuel costs and continued competitive pricing pressures in office products-related categories. Higher inflation during the first quarter of 2012 partially offset these negative margin affects.

First quarter 2012 operating expenses were $149.3 million, or 11.7% of sales. This includes a charge of $6.2 million for facility closures and severance costs. Excluding this item, first quarter 2012 adjusted operating expenses were $143.1 million(1) or 11.3%(1) of sales, compared with last year’s adjusted $140.7 million(1) or 11.4%(1) of sales. Adjusted operating expenses for 2011 exclude a $1.6 million asset impairment charge related to an equity investment in a managed print services business. Operating expenses reflected continued investments in the company’s strategic growth initiatives offset by savings from “War on Waste” initiatives.

Operating income for the first quarter of 2012 was $31.6 million or 2.5% of sales, versus $40.0 million or 3.2% of sales, in the first quarter of 2011. Excluding the charges noted above, first quarter 2012 adjusted operating income was $37.8 million(1) or 3.0%(1) of sales, compared with $41.6 million(1) or 3.4%(1) of sales in the prior-year quarter.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the first three months of 2012 was $27.9 million. Operating cash flow benefited from lower working capital requirements. Cash flow used in investing activities totaled $4.4 million in the latest quarter, compared with $9.8 million in the same period last year. Capital spending for 2012 is expected to be in the $30-35 million range.

The company has approximately $935 million of total committed debt capacity at March 31, 2012 and has maintained debt-to-EBITDA leverage at the low end of targeted levels. Outstanding debt at March 31, 2012 and 2011 was $512.2 million and $441.8 million, respectively. Debt-to-total capitalization at March 31, 2012 was 42.9%, compared with 36.5% at March 31, 2011. During the first quarter of 2012, the company paid $33.6 million to repurchase 1.1 million shares and paid $5.4 million in cash dividends. The amount remaining under Board share repurchase authorizations at April 20, 2012 was approximately $75 million.

“Our balance sheet, liquidity, and access to capital remains strong,” said Phipps. “We will maintain our capital deployment approach of prudent investments in growth and productivity, targeted acquisitions, and returning capital to shareholders through dividends and share repurchases.”

Outlook

“Our growth businesses will drive solid results given the momentum we have and the investments we are making,” continued Phipps. “Weak demand and margin pressure will continue to be factors in office products, which we are addressing with customer, network optimization, and efficiency initiatives. These actions reflect the commitment we have to our “Winning from the Middle” strategy and our confidence in the value-creating potential we have in our business.”

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Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, April 24, 2012, at 10:00 a.m. CT, to discuss first quarter 2012 results. To participate, callers within the U.S. and Canada should dial (888) 771-4371, and international callers should dial (847) 585-4405 approximately 10 minutes before the presentation. The passcode is “32115329”. To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks a broad and deep line of approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 62 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2012	2011
Net sales	$1,271,647	$1,237,453
Cost of goods sold	1,090,718	1,055,081

Gross profit	180,929	182,372

Operating expenses:
Warehousing, marketing and administrative charges	149,337	142,361

Operating income	31,592	40,011

Interest expense, net	7,166	6,521

Other expense, net	—	210

Income before income taxes	24,426	33,280

Income tax expense	9,314	12,833

Net income	$15,112	$20,447

Net income per common share - diluted	$0.36	$0.44

Weighted average number of common shares - diluted	42,420	46,656

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,		As of Dec. 31, 2011
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$11,198	$39,521	11,783
Accounts receivable, net	642,028	648,099	659,215
Inventories	672,274	636,250	741,507
Other current assets	31,109	30,869	48,093

Total current assets	1,356,609	1,354,739	1,460,598

Property, plant and equipment, net	126,931	130,878	129,438
Intangible assets, net	55,020	60,134	56,285
Goodwill	328,061	328,061	328,061
Other long-term assets	21,653	17,755	20,500

Total assets	$1,888,274	$1,891,567	1,994,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$433,725	$422,449	499,265
Accrued liabilities	173,059	161,151	193,572
Short-term debt	50,000	6,800	—

Total current liabilities	656,784	590,400	692,837
Deferred income taxes	14,975	14,522	14,750
Long-term debt	462,150	435,000	496,757
Other long-term liabilities	71,750	81,901	85,859

Total liabilities	1,205,659	1,121,823	1,290,203
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2012 and 2011	7,444	7,444	7,444
Additional paid-in capital	405,588	403,591	409,190
Treasury stock, at cost – 33,323,963 and 28,402,626 shares at March 31, 2012 and 2011, respectively and 32,281,847 shares at December 31, 2011	(940,564)	(782,621)	(908,667)
Retained earnings	1,262,791	1,181,523	1,253,118
Accumulated other comprehensive loss	(52,644)	(40,193)	(56,406)

Total stockholders’ equity	682,615	769,744	704,679

Total liabilities and stockholders’ equity	$1,888,274	$1,891,567	$1,994,882

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities:
Net income	$15,112	$20,447
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,607	8,840
Share-based compensation	1,926	3,707
Gain on the disposition of plant, property and equipment	(49)	—
Impairment of equity investment	—	1,635
Amortization of capitalized financing costs	241	194
Excess tax benefits related to share-based compensation	(464)	(2,095)
Deferred income taxes	(1,944)	(1,329)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	17,640	(19,772)
Decrease in inventory	69,959	48,178
Decrease (increase) in other assets	15,681	(680)
(Decrease) increase in accounts payable	(63,520)	49,660
Decrease in checks in-transit	(1,758)	(48,672)
Decrease in accrued liabilities	(19,427)	(19,530)
(Decrease) increase in other liabilities	(14,108)	458

Net cash provided by operating activities	27,896	41,041
Cash Flows From Investing Activities:
Capital expenditures	(4,479)	(9,819)
Proceeds from the disposition of property, plant and equipment	84	—

Net cash used in investing activities	(4,395)	(9,819)
Cash Flows From Financing Activities:
Net borrowings under debt arrangements	15,393	—
Net (disbursements) proceeds from share-based compensation arrangements	(942)	9,615
Acquisition of treasury stock, at cost	(33,575)	(24,611)
Payment of cash dividends	(5,436)	—
Excess tax benefits related to share-based compensation	464	2,095
Payment of debt issuance costs	—	(111)

Net cash used in by financing activities	(24,096)	(13,012)

Effect of exchange rate changes on cash and cash equivalents	10	10

Net change in cash and cash equivalents	(585)	18,220
Cash and cash equivalents, beginning of period	11,783	21,301

Cash and cash equivalents, end of period	$11,198	$39,521

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2012		2011
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$1,271,647	100.00%	$1,237,453	100.00%

Gross profit	$180,929	14.23%	$182,372	14.74%

Operating expenses	$149,337	11.74%	$142,361	11.50%
Facility closures and severance charge	(6,247)	(0.49)%	—	—
Asset impairment charge	—	—	(1,635)	(0.13)%

Adjusted operating expenses	$143,090	11.25%	$140,726	11.37%

Operating income	$31,592	2.49%	$40,011	3.24%
Operating expense items noted above	6,247	0.49	1,635	0.13

Adjusted operating income	$37,839	2.98%	$41,646	3.37%

Net income	$15,112		$20,447
Operating expense items noted above	3,873		1,635

Adjusted net income	$18,985		$22,082

Diluted earnings per share	$0.36		$0.44
Per share operating expense items noted above	0.09		0.03

Adjusted diluted earnings per share	$0.45		$0.47

Weighted average number of common shares — diluted	42,420		46,656

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the first quarter of 2012 exclude the effects of a $6.2 million charge related facility closures and severance cost. In the first quarter of 2011, Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share exclude the effects of a non-deductible asset impairment charge of $1.6 million. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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